UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2007

OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12675	22-3761205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Christopher Way, Eatontown, New Jersey 07724
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 544-3400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On August 2, 2007, Opnext, Inc. (the “Company”) issued a press release announcing preliminary unaudited operating results for the first quarter ended June 30, 2007. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated herein by reference. The Company reported net income of $6.7 million, or $0.10 per diluted share, for the first quarter ended June 30, 2007, as compared to a net loss of ($3.5) million, or ($0.07) per diluted share, for the quarter ended June 30, 2006 and net income of $1.5 million, or $0.03 per diluted share, in the preceding quarter ended March 31, 2007.
The Company also reported that sales increased $27.4 million, or 67.8%, to $67.8 million from $40.4 million in the quarter ended June 30, 2006 and increased $2.4 million, or 3.7%, from $65.4 million in the preceding quarter ended March 31, 2007, primarily as a result of increased sales of 10Gbps and above products.
Item 7.01. Regulation FD Disclosure.
See “Item 2.02. Results of Operations and Financial Condition” above.
The information in this Form 8-K under Item 2.02 and Item 7.01 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.
Item 9.01. Financial Statements and Exhibits.
A copy of the August 2, 2007 press release is attached hereto as Exhibit 99.1.
     INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS — Certain of the statements contained in this report and the exhibit attached hereto, including, without limitation, statements as to management’s good faith expectations and belief are forward-looking statements. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: August 2, 2007	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance

EXHIBIT INDEX

99.1	Press Release dated August 2, 2007 pertaining to the financial results of the Company for the first quarter ended June 30, 2007.

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